Exhibit 99.1

The Men’s Wearhouse, Inc.

News Release	FOR IMMEDIATE RELEASE
MEN’S WEARHOUSE DECLARES QUARTERLY CASH DIVIDEND
AND ANNOUNCES A SHARE REPURCHASE
AUTHORIZATION OF $150 MILLION
Increases quarterly dividend 33% to $0.12 per share
HOUSTON — January 21, 2011 — Men’s Wearhouse (NYSE: MW) announced that its Board of Directors declared a quarterly cash dividend of $0.12 per share on the Company’s common stock, payable on March 25, 2011 to shareholders of record at the close of business on March 15, 2011. Additionally, the board approved a share repurchase program of $150 million, which amends and increases the Company’s existing share repurchase authorization.
Neill Davis, executive vice president and chief financial officer, stated, “A regular review of our dividend is an essential component of our company’s cash allocation strategy, and we are pleased to announce that we are raising our quarterly dividend to $0.12 per share. This 33% increase reflects our ongoing commitment to enhancing total returns for our shareholders.
“Through significant investments in our common stock, and our quarterly cash dividend to shareholders, the Board and management continue to demonstrate confidence in our company and in our ability to produce strong free cash flow,” concluded Davis.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,213 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores. Additionally, Men’s Wearhouse operates a global corporate apparel and workwear group consisting of TwinHill in the United States and Dimensions and Alexandra in the United Kingdom.
For additional information on Men’s Wearhouse, please visit the company’s website at www.menswearhouse.com. The website for Dimensions is www.dimensions.co.uk and the website for Alexandra is www.alexandra.co.uk.

CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&L (713) 529-6600
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